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                                                                    Exhibit 99.1

                                      news

 FRB  WEBER SHANDWICK                 RE:   FTI Consulting, Inc.
      FINANCIAL COMMUNICATIONS             900 Bestgate Road
                                           Annapolis, MD 21401
                                           (410) 224-1483

FOR FURTHER INFORMATION:

AT FTI CONSULTING:   AT FRB WEBERSHANDWICK:

Jack Dunn            Marilyn Windsor     Lisa Fortuna           Tim Grace
Chairman & CEO       General Inquiries   Analyst Inquiries      Media Inquiries
(410) 224-1483       (702) 515-1260      (312) 640-6779         (312) 640-6667

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 24, 2002

      FTI CONSULTING TO ACQUIRE U.S. BUSINESS RECOVERY SERVICES DIVISION OF
                             PRICEWATERHOUSECOOPERS

      Combination Will Create Clear Leader in Turnaround and Restructuring;
                 FTI Exploring Sale of Applied Sciences Division

ANNAPOLIS, MD, July 24, 2002--FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today announced that it has reached an agreement to acquire PricewaterhouseCoopers' ("PwC") U.S. Business Recovery Services Division ("BRS").

BRS is the leading provider of bankruptcy, turnaround and business restructuring services to corporations in the United States. Headquartered in New York, BRS has more than 350 people housed in 15 offices across the U.S. with significant practices in New York, Dallas, Los Angeles, Chicago and Atlanta. For the 12 months ended June 30, 2002, BRS had preliminary unaudited annual revenues exceeding $150.0 million and pro forma EBITDA on a separate company basis in excess of $45.0 million, net of estimated costs to integrate BRS into FTI's Financial Consulting Division.

The acquisition of BRS is subject to Hart-Scott-Rodino review and is expected to close late in the third quarter of 2002. The purchase price will include approximately $140.0 million of cash plus 3.0 million shares of FTI common stock. The cash portion of the purchase price will be financed by FTI from its existing cash and a new senior bank credit facility, which will consist of a term loan of approximately $75.0 million and a revolving credit line.

FTI said that in connection with the acquisition of BRS, it is exploring the sale of its Applied Sciences Division. Proceeds from any sale would be used to reduce the debt incurred in connection with the acquisition of BRS.

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The net effect of the acquisition of BRS and the possible sale of the Applied
Sciences division is expected to be immediately and significantly accretive to FTI's earnings per share in 2002 and 2003 on the assumption that the acquisition will be completed late in the third quarter of 2002 and the planned disposition of Applied Sciences will be completed during the fourth quarter of 2002.

FTI said that BRS, headed by Dominic DiNapoli, will become part of its Financial Consulting Division, which includes FTI Policano & Manzo. FTI said that the addition of BRS will create the clear U.S. leader in the turnaround and restructuring arena and dramatically enhance its ability to service corporate clients.

Jack Dunn, FTI's chairman and chief executive officer, stated, "We could not be more excited about the prospect of having Dom DiNapoli and his team at BRS join Bob Manzo, Mike Policano and our team at FTI. This acquisition underscores our commitment to building a first class consulting company. BRS is the recognized leader in corporate turnaround and recovery and has a reputation for high quality services. We recognized that the move by PwC to unbundle its audit and consulting services presented a tremendous opportunity for us to take our company to the next level and significantly accelerate our growth plan."

Bob Manzo, senior managing director of FTI Consulting, stated, "We are excited to have Dom DiNapoli and his team join forces with us at a time of unprecedented demand in the marketplace for our services. With our strength in advising creditors of troubled companies, and BRS's strength in advising the debtor side, this is an excellent fit."

Dominic DiNapoli, managing partner of BRS, will become a senior managing director of FTI Consulting. Mr. DiNapoli said, "We took a very deliberate approach to identifying and selecting the right partner for our practice as we planned our separation from PwC. The separation frees us from the auditor independence rules that restricted our growth potential. FTI offers us the ideal platform to accelerate the growth and diversification of our business and provides our employees the right environment to pursue their professional growth."

FTI said that in connection with the BRS acquisition, it is exploring the sale of its Applied Sciences Division and is in negotiations regarding such sale with a group led by the division's president. The sale of the Applied Sciences division will be subject to final negotiation, the completion of a definitive agreement, as well as financing of the transaction by the acquiring group. FTI has set as a minimum purchase price the approximate book value of the division.

Stewart Kahn, president and chief operating officer of FTI, commented, "The acquisition of BRS essentially completes our transformation to a turnaround, bankruptcy and litigation-related consulting business and provides the appropriate timing to pursue the sale of the Applied Sciences division. While Applied Sciences is a significant part of our history and success, it may have even better prospects on a stand-alone basis, given that it has a large number of corporate clients and that we recognize that the BRS acquisition will significantly increase our number of debtor-side engagements and thus the number of potential client conflicts with Applied Sciences. Our disposal of the Applied Sciences practice would eliminate those conflicts."

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Second-Quarter Conference Call
FTI will hold a conference call to discuss the pending BRS acquisition, second-quarter results and management's outlook for the rest of 2002 at 11:00 a.m. EDT on Thursday, July 25, 2002. The call can be accessed live and will be available for replay over the Internet via www.vcall.com.

About FTI Consulting
FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of bankruptcy and financial restructuring, litigation consulting and engineering/scientific investigation. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of "bet-the-company" litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

This press release includes "forward-looking" statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company's expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company's actual results may differ from our projections. Other factors that could cause such differences include pace and timing of additional acquisitions, the company's ability to realize cost savings and efficiencies, competitive and general economic conditions, and other risks described in the company's filings with the Securities and Exchange Commission.

                FTI is on the Internet at www.fticonsulting.com.